Exhibit 3.1
ARTICLES OF AMENDMENT
OF THE ARTICLES OF INCORPORATION
OF
PRG-SCHULTZ INTERNATIONAL, INC.
     The Articles of Amendment of the Articles of Incorporation of PRG-Schultz International, Inc. (the “Corporation”) are as follows:
ARTICLE I
     The name of the Corporation is PRG-Schultz International, Inc., and its control number is K602561.
ARTICLE II
     The Corporation hereby adopts the following amendment to change the name of the Corporation. The new name of the Corporation is “PRGX Global, Inc.”
ARTICLE III
     The foregoing amendment was adopted on December 9, 2009 by a sufficient vote of the Board of Directors of the Corporation without shareholder action as shareholder action was not required.
ARTICLE IV
     The undersigned does hereby certify that a notice to publish the filing of these Articles of Amendment to change the Corporation’s name along with the publication fee of $40.00 has been forwarded to the legal organ of the county of the Corporation’s registered office as required by O.C.G.A. §14-2-1006.1.
ARTICLE V
     The effective date of the foregoing amendment shall be January 20, 2010.
[Signatures on following page]

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this 19th day of January, 2010.

PRG-SCHULTZ INTERNATIONAL, INC.
By:	/s/ Victor A. Allums
Name:	Victor A. Allums
Title:	Senior Vice President, General Counsel, and Secretary